UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2025

ARRIVENT BIOPHARMA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41929	86-3336099
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18 Campus Boulevard, Suite 100 Newtown Square, PA	19073
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (628) 277-4836

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	AVBP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On July 1, 2025, ArriVent BioPharma, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Goldman Sachs & Co. LLC, Citigroup Global Markets Inc., and Guggenheim Securities, LLC as representatives of the several underwriters named therein (the “Underwriters”), relating to the issuance and sale in an underwritten public offering (the “Offering”) by the Company of an aggregate of 2,482,692 shares (the “Firm Shares”) of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), at a public offering price of $19.50 per Share (as defined below), and, in lieu of shares of Common Stock to certain investors, pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 1,363,469 shares of Common Stock at a public offering price of $19.4999 per Pre-Funded Warrant, which represents the per share public offering price for the Shares less the $0.0001 per share exercise price for each Pre-Funded Warrant. The gross proceeds to the Company from the Offering are expected to be approximately $75 million before deducting underwriting discounts and commissions and other offering expenses. Under the terms of the Underwriting Agreement, the Underwriters have an option, exercisable for 30 days, to purchase up to an additional 576,923 shares of Common Stock (the “Optional Shares” and, together with the Firm Shares, the “Shares”) at the public offering price less underwriting discounts and commissions. All of the securities of the Company in the Offering are being sold by the Company. The Offering is expected to close on or about July 3, 2025, subject to customary closing conditions.

The Shares and Pre-Funded Warrants in the Offering will be issued pursuant to the Company’s automatic shelf registration statement on Form S-3ASR (File No. 333-284661), which was filed with and automatically declared effective by the Securities and Exchange Commission (the “Commission”) on February 3, 2025. A prospectus and final prospectus supplement relating to the Offering (the “Final Prospectus Supplement”) will be filed with the Commission on July 2, 2025 pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”).

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities arising under the Securities Act, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for the purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties.

The foregoing description of the terms of the Underwriting Agreement is qualified in its entirety by reference to the Underwriting Agreement, which is attached as Exhibit 1.1 hereto and incorporated by reference herein.

The Pre-Funded Warrants are exercisable at any time after their original issuance. A holder of Pre-Funded Warrants may not exercise the Pre-Funded Warrant if the holder, together with its affiliates, would beneficially own more than 4.99%, or, at the election of such holder upon issuance, 9.99%, of the number of shares of common stock outstanding or more than 4.99%, or, at the election of such holder upon issuance, 9.99%, of the combined voting power of the Company’s securities outstanding immediately after giving effect to such exercise. A holder of Pre-Funded Warrants may increase or decrease this percentage to any other percentage not exceeding 19.99%, in the case of an increase, upon 61 days’ prior notice to the Company. The foregoing description of the terms of the Pre-Funded Warrants is qualified in its entirety by reference to the form of Pre-Funded Warrant, which is attached as Exhibit 4.1 hereto and incorporated by reference herein.

A copy of the legal opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. relating to the validity of the issuance and sale of the Shares and shares of common stock issuable upon exercise of the Pre-Funded Warrants and the validity of the Pre-Funded Warrants offered in the Offering is attached as Exhibit 5.1 hereto.

Item 8.01	Other Events.

On July 1, 2025, the Company issued a press release announcing the pricing of the Offering, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
1.1	Underwriting Agreement, dated July 1, 2025, by and between the Company and Goldman Sachs & Co. LLC, Citigroup Global Markets Inc., and Guggenheim Securities, LLC.

4.1	Form of Pre-Funded Warrant.

5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

23.1	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (contained in Exhibit 5.1).

99.1	Press Release of ArriVent BioPharma, Inc., dated July 1, 2025, announcing the pricing of the underwritten public offering.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ARRIVENT BIOPHARMA, INC.

By:	/s/ Winston Kung
Winston Kung
Chief Financial Officer and Treasurer

Date: July 2, 2025